STOCK PURCHASE AGREEMENT

BY AND AMONG

RCM TECHNOLOGIES, INC.,

THE OTHER PURCHASERS NAMED HEREIN

AND

THE SELLING STOCKHOLDERS NAMED HEREIN

June 2, 2020

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of June 2, 2020, by and among RCM Technologies, Inc., a Nevada corporation (the “Company”), Bradley S. Vizi, Kevin D. Miller, and Roger H. Ballou (each an “Individual Purchaser” and together with the Company, each a “Purchaser” and collectively the “Purchasers”), and each of the stockholders of the Company listed on Schedule A hereto (each a “Selling Stockholder” and collectively the “Selling Stockholders”). The Purchasers and the Selling Stockholders are sometimes referred to herein collectively as the “Parties.”
RECITALS
WHEREAS, the Selling Stockholders collectively beneficially own in the aggregate 2,958,139 shares (the “Shares”) of the Company’s common stock, par value $0.05 per share (“Common Stock”), and together constitute a “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended; and
WHEREAS, the Purchasers now desire to purchase, and each of the Selling Stockholders desires to sell, the Shares (the “Sale Transaction”) for a purchase price equal to $1.20 per share of Common Stock, such that the aggregate purchase price for the Shares shall be $3,549,766.80 (the “Purchase Price”), pursuant to this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and representations contained in this Agreement, the Parties agree as follows:
ARTICLE I
Purchase and Sale

Section 1.1 Agreement to Purchase and Sell.  Upon the terms contained in this Agreement and subject to the conditions set forth herein, on the Closing Date (as hereinafter defined), each Selling Stockholder will sell, assign, transfer and deliver to the Purchasers the number of Shares set forth opposite the name of such Selling Stockholder on Schedule A hereto, and each Purchaser will purchase from the Selling Stockholders the number of Shares set forth opposite the name of such Purchaser on Schedule B hereto.

Section 1.2 Purchase Price.  In consideration for the sale, assignment, and transfer of the Shares on the Closing Date, the Purchasers will purchase the Shares by (i) making an aggregate cash payment to the Selling Stockholders of $1,320,000 (the “Cash Purchase Price”), which Cash Purchase Price shall be paid in the manner and at the times set forth in Section 3.2 and shall be allocated among the Purchasers in the amounts set forth opposite the name of such Purchaser on Schedule B hereto and (ii) delivering to each Selling Stockholder an unsecured subordinated promissory note (collectively, the “Promissory Notes”) representing the balance of the Purchase Price due and owing to each Selling Stockholder, as set forth on Schedule A hereto. Each Selling Stockholder will deliver a certificate representing the Shares to the Purchasers, or provide evidence of the electronic transfer of the Shares to the Purchasers, in the respective numbers of Shares set forth opposite the name of such Purchaser on Schedule B hereto, at, or as soon as practicable after, the Closing (as hereinafter defined).

Section 1.3 Time and Place of Closing.  The Sale Transaction shall take place remotely via the exchange of documents and signatures contemporaneously with the execution of this Agreement on the date hereof or such other date or place as shall be mutually agreed upon by the Parties (the “Closing Date” or the “Closing”).
Section 1.4 Payment Method.  Payment of the Cash Purchase Price shall be made in full on the Closing Date.  Any payment of cash to a Selling Stockholder to be made under this Agreement shall be made in immediately available funds by wire transfer to an account designated by such Selling Stockholder.  Payment of the remainder of the Purchase Price shall be made in the form of delivery to the Selling Stockholders of the Promissory Notes.

Section 1.5 Share Transfer.  Each Selling Stockholder shall render assistance and support to the Purchasers in order for the share certificates representing the Shares to be registered in the name of each Purchaser or for electronic delivery of the Shares to the Purchasers to be effected, as applicable.

ARTICLE II
Representations and Warranties

Section 2.1 Representations and Warranties of the Selling Stockholders.  Each Selling Stockholder represents and warrants, severally and not jointly, to the Purchasers as of the Closing Date as follows:
a. Authority and Capacity.  Such Selling Stockholder has the legal authority and capacity to enter into this Agreement.  Such Selling Stockholder has good, valid and marketable title to all of the Shares to be sold by such Selling Stockholder to the Purchasers under the terms of this Agreement and such Selling Stockholder has the full and absolute right, power and authority to sell the Shares to be sold by such Selling Stockholder to the Purchasers, free and clear of all liens, pledges, security interest, and encumbrances, except for such restriction thereon imposed by applicable securities laws. There are no outstanding securities, options, warrants, calls, rights, conversion rights, preemptive rights, rights of first refusal, redemption rights, repurchase rights, plans, “tag-along” or “drag along” rights, commitments, agreements, arrangements or undertakings giving any person other than the Purchasers a right to acquire, directly or indirectly, any of the Shares held by such Selling Stockholder. The execution and delivery of this Agreement is such Selling Stockholder’s legal, valid, and binding obligation, enforceable in accordance with the terms of this Agreement, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting enforcement of creditors’ rights generally, and general principles of equity.
b. No Conflicts.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such Selling Stockholder is subject or (ii) conflict with, or result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such Selling Stockholder is a party or by which it is bound or to which the Shares to be sold by such Selling Stockholder are subject (or result in the imposition of any security interest upon the Shares to be sold by such Selling Stockholder) other than such breaches or violations as have been cured or otherwise waived by the counterparty thereto and such Selling Stockholder is released from liability for such breaches.  To such Selling Stockholder’s knowledge, such Selling Stockholder is not required to give notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the Sale Transaction.
c. Community Property.  The Shares being sold under this Agreement by such Selling Stockholder may be owned by such Selling Stockholder as community property under the laws of the state where such Selling Stockholder is domiciled.  Accordingly, the Shares being sold by such Selling Stockholder under this Agreement shall also include the community property interest, if any, of such Selling Stockholder’s spouse, as evidenced by such spouse’s consent to sale executed prior to or as of the Closing Date.
d. Information Available to the Selling Stockholders.  The Selling Stockholders acknowledge that:
(i) One or more of the Purchasers may have or be deemed to have possession of, or may have or be deemed to have received or obtained, material, non-public information concerning the Shares and/or the Company (collectively, the “Excluded Information”)  that the Selling Stockholders do not possess or have access to, and as a consequence, there may exist a disparity of information between the Purchasers and the Selling Stockholders with respect to the Shares and/or the Company.

(ii) The Excluded Information could be indicative of a value of the Shares that is higher than the purchase price reflected in the Sale Transaction or could otherwise be adverse to the Selling Stockholders and such Excluded Information may be material to a decision by the Selling Stockholders to sell the Shares.

(iii) None of the Purchasers shall be obligated to disclose any Excluded Information to any Selling Stockholder or have any liability with respect to any such non-disclosure.  As a conditions to the Purchasers’ agreement to buy the Securities, to the fullest extent permitted by law, each Selling Stockholder hereby releases and waives any and all claims, causes of action, actions, proceedings, suits, judgments, liens and executions, claims and causes of action, whether known or unknown, now or hereafter arising against Purchasers, based upon or relating to such non-disclosure or the Selling Stockholder’s failure to review the Excluded Information and further covenants not to sue the Purchasers for any loss, damage or liability arising from or relating to the Sale Transaction.

(iv) Each Selling Stockholder: (a) is a sophisticated purchaser with respect to the Shares, (b) has adequate information concerning the Shares, (c) has adequate information concerning the business and financial condition of the Company and all controlled affiliates of the Company, (d) has conducted, to the extent he deemed necessary, an independent investigation of such matters as, in such Selling Stockholder’s judgment, is necessary for such Selling Stockholder to make an informed investment decision with respect to the Shares, the Company and the Sale Transaction, and (e) has not relied upon any of the Purchasers for any investigation into, assessment of, or evaluation with respect to the Shares, the Company and/or the Sale Transaction.  Each Selling Stockholder further acknowledges that no Purchaser has made any representation or warranty whatsoever with respect to the business, condition (financial or otherwise), properties, prospects, creditworthiness, status or affairs of the Company or with respect to the value, terms or enforceability of the Shares.
Section 2.2 Representations and Warranties of the Purchasers.  Each Purchaser represents and warrants, severally and not jointly, to the Selling Stockholders as of the Closing Date as follows:
a. Authority.  Such Purchaser has the requisite corporate or individual power and authority, as applicable, to execute and deliver this Agreement and to consummate the Sale Transaction.  The execution, delivery and performance of this Agreement and each of the documents contemplated herein to which such Purchaser is a party have been duly authorized and approved.  All necessary action has been taken by or on behalf of such Purchaser, and no further action or approval is necessary to deliver and perform such Purchaser’s obligations hereunder.
b. Binding Effect.  This Agreement has been, and, as of the Closing Date, each of the other documents contemplated herein to which such Purchaser is a party will have been duly executed and delivered by such Purchaser.  This Agreement constitutes and, as of the Closing Date, each of the other documents contemplated herein, will constitute the legal, valid and binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their respective terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting enforcement of creditors’ rights generally, and general principles of equity.
c. No Conflicts.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such Purchaser is subject or (ii) conflict with, or result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such Purchaser is a party or by which it is bound other than such breaches or violations as have been cured or otherwise waived by the counterparty thereto and such Purchaser is released from liability for such breaches.  To such Purchaser’s knowledge, such Purchaser is not required to give notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the Sale Transaction.

d. Purchase for Investment.  Each Individual Purchaser acknowledges that the Selling Stockholders are entering into this Agreement in reliance upon such Individual Purchaser’s representation to the Selling Stockholders, which by such Individual Purchaser’s execution of this Agreement such Individual Purchaser hereby confirms, that the Shares to be acquired by such Individual Purchaser will be acquired for investment for such Individual Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Individual Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Individual Purchaser further represents that such Individual Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares.
e. Restricted Securities. Each Individual Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Individual Purchaser’s representations as expressed herein. Such Individual Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Individual Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Such Individual Purchaser acknowledges that the Company has no obligation to register or qualify the Shares for resale. Such Individual Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of such Individual Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.
ARTICLE III
Closing
Section 3.1 Form of Documents.  At the Closing, the Parties shall deliver the documents, and shall perform the acts, which are set forth in this Article III.  All documents to be delivered shall be in form and substance reasonably satisfactory to the party to whom such documents are to be delivered.
Section 3.2 The Purchasers’ Deliveries.  The Purchasers shall execute and/or deliver or make available to the Selling Stockholders at the Closing, as applicable, all of the following:
a.	the Cash Purchase Price, by wire transfer of immediately available funds to an account designated by the Selling Stockholders;
b.	the counterpart of this Agreement duly executed by each Purchaser as of the Closing;
c.	the Promissory Notes duly executed by the Company as of the Closing; and
d.	any other documents or instruments that the Selling Stockholders may reasonably deem necessary or desirable to effect or evidence the transactions contemplated hereby.

Section 3.3 The Selling Stockholders’ Deliveries.  The Selling Stockholders shall execute and/or deliver or make available to the Purchasers at the Closing, as applicable, all of the following:
a.	the counterpart of this Agreement duly executed by each Selling Stockholder as of the Closing;
b.
certificates for the Shares duly issued to the Purchasers, together with stock powers duly signed for all right, title, and interest in the Shares, or evidence of the electronic transfer of such Shares; and

c.	any other documents or instruments that the Purchasers may reasonably deem necessary or desirable to effect or evidence the Sale Transaction.
ARTICLE IV
Miscellaneous
Section 4.1 Expenses.  The Parties shall pay their own expenses in connection with the authorization, preparation, execution and performance of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel, accountants and consultants.
Section 4.2 Notices.  All notices, requests, demands and other communications provided for hereunder shall be in writing and directed to each applicable party at the address set forth hereafter or at such other address as to which such party may inform the other Parties in writing in compliance with the terms of this Section 4.2:
If to the Selling Stockholders, to the addresses set forth on Schedule A hereto.

If to the Purchasers:
c/o RCM Technologies, Inc.
2500 McClellan Avenue, Suite 350
Pennsauken, NJ 08109
Attention: Chief Financial Officer
E-mail:  kevin.miller@rcmt.com

with copies (which will not constitute notice) to:
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention: Justin W. Chairman
E-mail:  justin.chairman@morganlewis.com

Notices shall be deemed properly delivered and received when (i) if personally delivered, upon receipt thereof, (ii) if sent via electronic mail, upon transmission to the electronic mail address of the party to be notified, (iii) if sent by a commercial overnight courier for delivery on the next business day, on the first business day after deposit with such courier for delivery on the next business day, or (iv) if sent by registered or certified mail, three days after deposit thereof in the U.S. mail.
Section 4.3 Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.  No party shall assign any of its rights or obligations hereunder without the prior written consent of the other Parties. Any such assignment without the other Parties’ prior written consent shall be null and void.
Section 4.4 Further Assurances.  Each party hereto shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of its obligations under this Agreement.
Section 4.5 Entire Agreement; Amendment.  This Agreement, including the exhibits and documents referred to herein, constitutes the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings.  The Parties may, by mutual consent, amend or modify and supplement this Agreement in such manner as may be agreed upon in writing.
Section 4.6 Waiver, Discharge, etc.  This Agreement may not be released, discharged or modified except by an instrument in writing signed on behalf of each of the Parties hereto.  The failure of a party to enforce any provision of this Agreement shall not be deemed a waiver by such party of any other provision or subsequent breach of the same or any other obligation hereunder.
Section 4.7 Governing Law.  This Agreement and all documents referred to in this Agreement shall be construed, and the rights of the Parties shall be governed by, laws of the State of Nevada, without regard to the conflicts of law principles thereof.
Section 4.8 Counterparts; Facsimile.  This Agreement and all documents referred to in this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one Agreement.  Originally signed documents delivered by facsimile or other electronic means (e.g., pdf or electronic mail) shall have the same force and effect as original signatures.
Section 4.9 Severability.  Any portion of this Agreement which a court of competent jurisdiction shall determine to be void or unenforceable against public policy, or for any other reason, shall be deemed to be severable from this Agreement and shall have no effect on the other covenants or provisions in this Agreement.  It is agreed that the court shall be empowered to reform and construe any provision which would otherwise be void or unenforceable in a manner that will be valid and enforceable to the maximum extent permitted by law.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

SELLING STOCKHOLDERS:

IRS PARTNERS NO. 19, L.P.
By:	/s/ Michael F. O’Connell
Name: Michael F. O’Connell
Title: President
THE LEONETTI/O’CONNELL FAMILY FOUNDATION
By:	/s/ Michael F. O’Connell
Name: Michael F. O’Connell
Title: CFO
M20, INC
By:	/s/ Michael F. O’Connell
Name: Michael F. O’Connell
Title: President
THE MICHAEL F. O’CONNELL AND MARGO L. O’CONNELL REVOCABLE TRUST
By:	/s/ Michael F. O’Connell
Name: Michael F. O’Connell
Title: Trustee
By:	/s/ Michael F. O’Connell
Michael O’Connell, an individual

[Signature Page to Stock Purchase Agreement]

HARVEST FINANCIAL CORPORATION

By:	/s/ Bradley S. Vizi
Name: Bradley S. Vizi
By:	/s/ Bradley S. Vizi
Bradley S. Vizi, an individual

[Additional Signature Page to Follow.]

[Signature Page to Stock Purchase Agreement]

PURCHASERS:

RCM TECHNOLOGIES, INC.

By:	/s/ Kevin D. Miller
Name: Kevin D. Miller
Title: Chief Financial Officer
By:	/s/ Bradley S. Vizi
Bradley S. Vizi, an individual
By:	/s/ Kevin D. Miller
Kevin D. Miller, an individual
By:	/s/ Roger H. Ballou
Roger H. Ballou, an individual

[Signature Page to Stock Purchase Agreement]

SCHEDULE A

Name of Selling Stockholder	Number of Shares To Be Sold Under This Agreement	Principal Amount of Promissory Note	Address
IRS Partners No. 19, L.P.	2,692,065	$2,229,766.80	c/o Harvest Financial Corporation 1600 Benedum-Trees Bldg. 223 Fourth Ave., Pittsburgh, PA 15222 E-mail:
The Leonetti/O’Connell Family Foundation	266,074	--	c/o Harvest Financial Corporation 1600 Benedum-Trees Bldg. 223 Fourth Ave., Pittsburgh, PA 15222 E-mail:
M20, Inc.	--	--	c/o Harvest Financial Corporation 1600 Benedum-Trees Bldg. 223 Fourth Ave., Pittsburgh, PA 15222 E-mail:
The Michael F. O’Connell and Margo L. O’Connell Revocable Trust	--	--	c/o Harvest Financial Corporation 1600 Benedum-Trees Bldg. 223 Fourth Ave., Pittsburgh, PA 15222 E-mail:
Michael O’Connell	--	--	c/o Harvest Financial Corporation 1600 Benedum-Trees Bldg. 223 Fourth Ave., Pittsburgh, PA 15222 E-mail:
Harvest Financial Corporation	--	--	c/o Harvest Financial Corporation 1600 Benedum-Trees Bldg. 223 Fourth Ave., Pittsburgh, PA 15222 E-mail:
Bradley S. Vizi	--	--	c/o Harvest Financial Corporation 1600 Benedum-Trees Bldg. 223 Fourth Ave., Pittsburgh, PA 15222 E-mail:

SCHEDULE B

Name of Purchaser	Number of Shares To Be Purchased Under This Agreement	Portion of Cash Purchase Price Payable by Purchaser
RCM Technologies, Inc.	1,858,139	$0
Bradley S. Vizi	850,000	$1,020,000
Kevin D. Miller	150,000	$180,000
Roger H. Ballou	100,000	$120,000